Exhibit 99.1

Press Release

DATAWATCH CORPORATION REPORTS RESULTS FOR THIRD QUARTER FISCAL 2006

Company’s New Focus is on Integration of Recent Acquisition

Chelmsford, MA — July 25, 2006 — Datawatch Corporation (NASDAQ: DWCH), a leader in the rapidly growing Information Services market space, today announced results for its third fiscal quarter of 2006.

Revenues for the quarter ended June 30, 2006 were $5,344,000, down by 5% when compared to $5,619,000 for the quarter ended June 30, 2005. Net loss for the third quarter fiscal 2006 was ($315,000) or ($0.06) per diluted share, compared to net income of $330,000, or $0.06 per diluted share, for the third quarter fiscal 2005.

Revenues for the nine months ended June 30, 2006 were $15,485,000, down by 2% when compared to $15,815,000 for the nine months ended June 30, 2005. Net loss for the nine months ended June 30, 2006 was ($24,000) or ($0.00) per diluted share, compared to net income of $183,000 or $0.03 per diluted share, a year ago.

Commenting on the third fiscal quarter results, president and CEO Robert Hagger said, “Our main focus this quarter has been on integrating our new Document Solutions business with the current Datawatch infrastructure and product offerings. The transaction closed on May 3, 2006.

“Lower revenue from our traditional business in the third fiscal quarter was compounded by the additional costs associated with the recent acquisition. Sales and Marketing expense was also $320,000, or 15% higher, in the third fiscal quarter compared to the same period last year, as we continued to increase investment in anticipation of higher customer demand.

“Our technology teams have made good progress integrating the Datawatch product sets and developing new customer offerings that include:

•                  High-volume information capture and archive,

•                  Search and access of inter-related documents to create case record management, and

•                  Web-based analytics.

“Over the next few quarters we will be releasing a variety of powerful new product combinations to help companies more efficiently manage the huge volumes of information they generate every day. We’ll be providing the means for them to get their information to the right place, at the right time, in the right format, and at the right cost in order to make better decisions and solve business problems.

“Datawatch is entering a new era in its ability to provide a full range of Information Management solutions, taking it to the forefront of the current trend of making Business Intelligence, Enterprise Content, and Performance Management products work successfully at the operating levels of business. We are excited by the development of this market space and the future prospects for the company. The acquisition is an important strategic step for Datawatch, both from a corporate development point of view, and in terms of product evolution.”

Datawatch previously announced that the company will present and discuss its third quarter fiscal 2006 results today at 4:30 p.m. (EDT) in a live conference call broadcast via the Internet at http://www.vcall.com/IC/CEPage.asp?ID=106616. Listeners are recommended to go to the website at least 15 minutes early to register and download any necessary audio software. An archived replay of the broadcast will be available for 30 days at the same location.

About Datawatch Corporation

Datawatch Corporation is a leader in the rapidly growing Information Services market space. By providing solutions that build on a Service Oriented Architecture (SOA) framework and Monarch report mining technologies, Datawatch allows organizations to access, enhance, analyze and deliver information from wherever it resides inside or outside the enterprise to solve business problems. Datawatch products are used in more than 20,000 companies, institutions and government agencies worldwide.

The corporate address for Datawatch is 271 Mill Road, Quorum Office Park, Chelmsford, MA 01824; telephone (978) 441-2200.  More information on Datawatch and its solutions can be found at www.datawatch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the uncertainty of the current economic climate; risks associated with fluctuations in quarterly operating results; Datawatch’s dependence on its principal products; risks associated with the Company’s recently introduced subscription sales model; risks associated with international sales; risks associated with distributor sales; risks associated with acquisitions; an unfavorable result in any litigation; market acceptance of new products; dependence on the introduction of new products and possible delays in those introductions. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company’s Form 10-K for the year ended September 30, 2005. Any forward-looking statements should be considered in light of those factors.

DATAWATCH CORPORATION
Condensed Consolidated Statement of Operations
Amounts in Thousands (except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
REVENUE:
Software licenses and subscriptions	$3,386	$3,758	$9,985	$10,282
Maintenance and services	1,958	1,861	5,500	5,533
Total Revenue	5,344	5,619	15,485	15,815

COSTS AND EXPENSES:
Cost of software licenses and subscriptions	580	699	1,744	1,859
Cost of maintenance and services	1,000	823	2,804	2,579
Sales and marketing	2,488	2,168	6,638	6,530
Engineering and product development	571	514	1,426	1,613
General and administrative	996	1,095	2,907	3,110
Total costs and expenses	5,635	5,299	15,519	15,691
(LOSS) INCOME FROM OPERATIONS	(291)	320	(34)	124
Other (expense) income, net	(9)	10	25	59
(LOSS) INCOME BEFORE INCOME TAXES	(300)	330	(9)	183
Provision for income taxes	15	—	15	—
NET (LOSS) INCOME	$(315)	$330	$(24)	$183

Net (loss) income per share - Basic	$(0.06)	$0.06	$(0.00)	$0.03
Net (loss) income per share - Diluted	$(0.06)	$0.06	$(0.00)	$0.03

Weighted-Average
Shares Outstanding – Basic	5,508	5,314	5,470	5,308
Weighted-Average
Shares Outstanding – Diluted	5,508	5,807	5,470	5,808

DATAWATCH CORPORATION
Condensed Consolidated Balance Sheet
Amounts in Thousands

	June 30,	September 30,
	2006	2005
	(unaudited)
Cash and equivalents	$1,454	$4,901
Restricted cash	—	268
Accounts receivable, net	3,695	4,097
Inventories	32	55
Prepaid expenses	613	541
Total current assets	5,794	9,862
Property and equipment, net	1,212	516
Other intangible assets, net	8,459	3,034
	$15,465	$13,412

Accounts payable and accrued expenses	$3,046	$3,056
Deferred revenue	3,933	2,922
Line of credit	1,000	—
Deferred tax liability	15	—
Escrow for Mergence shareholders	—	128.00
Total liabilities	7,994	6,106

Total shareholders’ equity	7,471	7,306
	$15,465	$13,412